Exhibit 99.1

Resource Real Estate Announces Transactions to Merge Three REITs

Transactions Will Create a $3 Billion Self-Managed REIT Immediately Accretive to Earnings and

Cash Flows, Resulting in Substantial Cost Savings, Increased Scale and Diversification,

Enhanced Operating Efficiencies and the Elimination of Advisory Fees

September 8, 2020

PHILADELPHIA, Pennsylvania

Resource Real Estate, LLC (“Resource”), as the sponsor of Resource Real Estate Opportunity REIT, Inc. (“Resource REIT I”), Resource Real Estate Opportunity REIT II, Inc. (“Resource REIT II”) and Resource Apartment REIT III, Inc. (“Resource REIT III,” and collectively with Resource REIT I and Resource REIT II, the “REITs”), announced today that the REITs have entered into definitive agreements pursuant to which Resource REIT II would acquire Resource REIT I and Resource REIT III in separate stock-for-stock transactions. The mergers will combine three highly complementary portfolios of suburban apartment communities in targeted markets with proven income and employment growth and will significantly improve scale, operating efficiencies and geographic diversification of the REITs.

Following the acquisition of its external advisor on September 8, 2020, Resource REIT I announced its intent to become self-advised and self-managed. As part of the same transaction, Resource REIT I also acquired the external advisors of Resource REIT II and Resource REIT III. It will continue to advise and manage Resource REIT II and Resource REIT III until the mergers are completed. The self-administration transaction provides immediate benefits to Resource REIT I stockholders, including a considerable reduction in the operating expenses of Resource REIT I. These benefits will extend to the combined company following the completion of the mergers of Resource REIT I into Resource REIT II and Resource REIT III into Resource REIT II.

“The merging of these three REITs is both strategic and transformative and will create a $3 billion self-managed REIT immediately accretive to earnings and cash flows,” said Alan Feldman, Chairman and CEO of the REITs. “Combining a seasoned management team that has worked together for fifteen years with a carefully assembled portfolio of apartment communities in some of the strongest suburban markets in the United States will afford many options for stockholder liquidity. The Resource portfolio caters to middle market renters and is approximately 94% occupied. Rent collections have consistently averaged approximately 98% of historical collections over the past five months in the throes of the nation’s COVID-19 pandemic. This is a testament to the resiliency of the asset class, the specific communities we own and our keen focus on operations and management.”

Andrew L. Farkas, Chairman and CEO of C-III Capital Partners LLC, which indirectly owns Resource, added “We couldn’t be more pleased to help strategically position these three REITs for future growth and paths towards liquidity. The current environment will create numerous opportunities for companies such as the Resource REITs that possess strong balance sheets, sufficient scale, quality multifamily properties and an experienced and savvy management team. We are pleased to remain supportive as an important investor in the newly combined company.”

The merger transactions are expected to close in the fourth quarter of 2020, subject to certain closing conditions, including the approval of the mergers by Resource REIT I and Resource REIT III stockholders, as applicable. No action by the REIT II stockholders is required for either merger. The mergers are expected to close concurrently but are not conditioned on the consummation of each other. There can be no assurance that either or both of the merger transactions will be consummated.

Advisors

Robert A. Stanger & Co., Inc. acted as financial advisor to Resource REIT I’s special committee of the board of directors; Houlihan Lokey Capital, Inc. acted as financial advisor to Resource REIT II’s special committee of the board of directors; Truist acted as financial advisor to Resource REIT III’s special committee of the board of directors; Eastdil Secured acted as financial advisor to Resource. Morris Manning & Martin, LLP provided legal counsel to Resource REIT I’s special committee of the board of directors; Morrison & Foerster LLP provided legal counsel to Resource REIT II’s special committee of the board of directors; DLA Piper LLP (US) provided legal counsel to Resource REIT II; Miles & Stockbridge P.C. provided legal counsel to Resource REIT III’s special committee of the board of directors; Baker & McKenzie LLP provided legal counsel to Resource.

About Resource Real Estate and C-III Capital Partners

Resource Real Estate, LLC, the REITs’ sponsor, is an asset management company that specializes in real estate investments. The REITs collectively own approximately $3 billion of multifamily assets across 16 states as of June 30, 2020. Resource’s investments emphasize consistent value and long-term returns with an income orientation. Resource is an indirect, wholly-owned subsidiary of C-III Capital Partners LLC, a leading commercial real estate investment management and commercial real estate services company.

Additional information is available at https://www.resourcealts.com/.

Additional Information and Where to Find It:

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of the federal securities laws.

In connection with the proposed transaction, Resource REIT II will prepare and file with the Securities and Exchange Commission (“SEC”) two Registration Statements on Form S-4. One registration statement will contain a proxy statement of Resource REIT I and also constitute a prospectus for Resource REIT II. The other registration statement will contain a proxy statement of Resource REIT III and also constitute a prospectus for Resource REIT II. The applicable proxy statement/prospectus will be mailed to Resource REIT I’s and Resource REIT III’s respective stockholders. WE URGE INVESTORS TO READ THE APPLICABLE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED BY RESOURCE REIT I, RESOURCE REIT II AND RESOURCE REIT III IN CONNECTION

WITH THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT RESOURCE REIT I, RESOURCE REIT II, RESOURCE REIT III AND THE PROPOSED MERGER. INVESTORS ARE URGED TO READ THESE DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY. Investors will be able to obtain these materials and other documents filed with the SEC free of charge at the SEC’s website (http://www.sec.gov). In addition, these materials will also be available free of charge by accessing Resource REIT I’s website (http://www.resourcereit.com/), by accessing Resource REIT II’s website (http://www.resourcereit2.com/), or by accessing Resource REIT III’s website (http://www.resourcereit3.com/).

Participants in the Proxy Solicitation:

Resource REIT I, Resource REIT II and Resource REIT III and their respective directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transactions. Information regarding Resource REIT I’s directors and executive officers is available in its Annual Report on Form 10-K filed with the SEC on March 20, 2020 and its proxy statement filed with the SEC on April 29, 2020 in connection with its 2020 annual meeting of stockholders; information regarding Resource REIT II’s directors and executive officers is available in its Annual Report on Form 10-K filed with the SEC on March 20, 2020 and its proxy statement filed with the SEC on April 29, 2020 in connection with its 2020 annual meeting of stockholders; information regarding Resource REIT III’s directors and executive officers is available in its Annual Report on Form 10-K filed with the SEC on March 20, 2020 and its proxy statement filed with the SEC on April 29, 2020 in connection with its 2020 annual meeting of stockholders. Certain directors and executive officers of Resource REIT I and/or Resource REIT II and/or Resource REIT III and other persons may have direct or indirect interests in the respective merger due to securities holdings, pre-existing or future indemnification arrangements and rights to severance payments and retention bonuses if their employment is terminated prior to or following the respective merger. If and to the extent that any of the participants will receive any additional benefits in connection with the respective merger, the details of those benefits will be described in the Joint Proxy Statement/Prospectus relating to the applicable merger. Investors and security holders may obtain additional information regarding the direct and indirect interests of Resource REIT I, Resource REIT II, and Resource REIT III and their respective executive officers and directors in the respective merger by reading the Joint Proxy Statement/Prospectus regarding the applicable merger when it becomes available.

Forward-Looking Statements:

This press release contains statements that constitute “forward-looking statements,” as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; no assurance can be given that these expectations will be attained. Factors that could cause actual results to differ materially from these expectations include, but are not limited to, the risk that the proposed mergers will not be consummated within the expected time period or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of each merger agreement; the inability of Resource REIT I or Resource REIT III to obtain stockholder approval of the respective mergers or the failure to satisfy the other conditions to completion of the mergers; risks related to disruption of management’s attention from the ongoing business operations due to the proposed mergers; the potential adverse impact of the ongoing pandemic related to COVID-19 and the related measures put in place to help control the spread of the virus on the operations of the REITs and their tenants, which impact remains highly uncertain; availability of suitable investment opportunities; changes in interest rates; the availability and terms of financing; general economic conditions; market conditions; legislative and regulatory changes that could adversely affect the business of Resource REIT I, Resource REIT II or Resource REIT III; and other factors, including those set forth in the Risk Factors section of Resource REIT I’s, Resource REIT II’s and Resource REIT III’s most recent Annual Report on Form 10-K for the year ended December 31, 2019, as updated by the subsequent Quarterly Reports on Form 10-Q for the periods ended March 31, 2020 and June 30, 2020 and filed with the SEC, and other reports filed by Resource REIT I, Resource REIT II and Resource REIT III with the SEC, copies of which are available on the SEC’s website, www.sec.gov. Resource undertakes no obligation to update these statements for revisions or changes after the date of this communication, except as required by law.

Contacts

Media

Marianne McGuire

Chief Marketing Officer

T: 267-256-5964

E: mmcguire@resourcerei.com